EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Rob Bateman, CFO of Fisher Communications, Inc. (206) 404-6776
FISHER COMMUNICATIONS ANNOUNCES THIRD QUARTER 2005 RESULTS
SEATTLE—(BUSINESS WIRE)—November 7, 2005—Fisher Communications, Inc. (Nasdaq: FSCI) today announced its financial results for the third quarter and year-to-date periods ended September 30, 2005.
Fisher Communications reported total revenue of $38.8 million in the third quarter of 2005, compared to $40.3 million in the third quarter of 2004. For the nine months ended September 30, 2005, the Company reported revenue of $109.9 million, compared to $111.5 million in the comparable nine-month period in 2004. For both the three and nine-month period comparisons, broadcasting revenue was lower in 2005 due primarily to lower political advertising as compared to 2004; these declines were offset somewhat by higher revenue at Fisher Plaza as a result of increased occupancy levels.
In comparison to the nine months ended September 30, 2004, year-to-date 2005 local broadcasting revenue increased at most stations, including the television and radio station group in Fisher’s largest markets of Seattle and Portland. Excluding political revenue, year-to-date 2005 national broadcasting revenue increased at Fisher’s ABC-affiliated stations and generally declined at Fisher’s smaller-market CBS-affiliated stations and at Fisher’s radio stations. The Company’s two ABC-affiliated stations accounted for 44% of the Company’s total year-to-date 2005 revenue.
Total operating expenses decreased 3% to $38.0 million in the three months ended September 30, 2005, as compared to the three-month period ended September 30, 2004. The decline in the third quarter of 2005 was due primarily to lower levels of depreciation as certain assets have become fully depreciated, as well as somewhat lower consulting and accounting expenses in the 2005 period as the Company is in the second year of compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002 and has reduced certain consulting and accounting expenses.

Operating expenses increased 1% to $114.1 million in the year-to-date period ended September 30, 2005, compared to the year-to-date period ended September 30, 2004. The increase in 2005 was due primarily to certain increased syndicated television expenses, offset in part by lower levels of depreciation as certain assets have become fully depreciated.
On October 4, 2005, the Company announced the appointment of Colleen B. Brown as President and Chief Executive Officer of Fisher Communications, effective October 10, 2005. Benjamin W. Tucker, Jr., who had held the position of Fisher Communications’ Acting President and Chief Executive Officer since January 2005, left the Company to pursue other interests in October 2005. The Company expects to recognize separation expenses of approximately $600,000 in the fourth quarter of 2005 relating to Mr. Tucker’s departure. General and administrative expenses in the first nine months of 2005 include approximately $1.0 million in severance-related expenses for the Company’s former chief executive officer, who left the Company in January 2005.
The Company had no derivative instruments during the first nine months of 2005; however, the Company had pre-tax losses on derivative instruments of $2.7 million ($1.8 million after tax) in the third quarter of 2004 and $13.2 million ($8.6 million after tax) in the nine months ended September 30, 2004. Historical derivative instruments related to prior borrowing arrangements that were replaced in 2004.
The Company reported a net loss of $790,000 in the third quarter of 2005, compared to a net loss of $5.2 million in the third quarter of 2004. For the nine months ended September 30, 2005, the Company reported a net loss of $6.9 million, compared to a net loss of $16.5 million in the comparable period in 2004.
###
Fisher Communications, Inc. is a Seattle-based integrated media company. Its nine network-affiliated television stations, and a tenth station 50% owned by Fisher Communications, are located in Washington, Oregon, and Idaho, and its 27 radio stations broadcast in Washington and Montana. It also owns and operates Fisher Plaza, a facility located near downtown Seattle.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine months ended		Three months ended
	September 30		September 30
(in thousands, except per-share amounts) Unaudited	2005	2004	2005	2004

Revenue	$109,883	$111,517	$38,804	$40,251
Costs and expenses
Cost of services sold	57,853	53,449	20,611	19,870
Selling expenses	20,659	20,857	7,330	7,343
General and administrative expenses	25,163	26,093	7,368	8,117
Depreciation and amortization	10,445	12,255	2,694	3,940

	114,120	112,654	38,003	39,270

Income (loss) from operations	(4,237)	(1,137)	801	981
Net loss on derivative instruments	—	(13,245)	—	(2,700)
Loss from extinguishment of long-term debt	—	(5,034)	—	(5,034)
Other income, net	2,692	2,247	911	780
Interest expense	(10,241)	(8,321)	(3,466)	(2,554)

Loss from continuing operations before income taxes	(11,786)	(25,490)	(1,754)	(8,527)
Benefit for federal and state income taxes	(4,838)	(9,121)	(964)	(3,315)

Loss from continuing operations	(6,948)	(16,369)	(790)	(5,212)
Loss from discontinued operations, net of income taxes	—	(132)	—	—

Net loss	$(6,948)	$(16,501)	$(790)	$(5,212)

Loss per share:
From continuing operations	$(0.80)	$(1.90)	$(0.09)	$(0.60)
From discontinued operations		(0.01)

Net loss per share	$(0.80)	$(1.91)	$(0.09)	$(0.60)

Weighted average shares outstanding	8,671	8,617	8,695	8,619

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30	December 31
(in thousands) Unaudited	2005	2004

Assets
Current assets	$53,202	$60,601
Marketable securities, at market value	160,237	157,102
Other assets	65,970	67,876
Property, plant and equipment, net	146,329	150,293

Total assets	$425,738	$435,872

Liabilities and Stockholders’ Equity
Notes payable	$—	$53
Other current liabilities	22,077	27,367
Long-term debt	150,000	150,000
Deferred income taxes	31,690	36,133
Other liabilities	20,822	19,866

Total liabilities	224,589	233,419

Stockholders’ equity, other than accumulated other comprehensive income	99,865	103,261
Accumulated other comprehensive income, net of income taxes	101,284	99,192

Total stockholders’ equity	201,149	202,453

Total liabilities and stockholders’ equity	$425,738	$435,872